                                                           ---------------------
                              UNITED STATES                   OMB APPROVAL
                    SECURITIES AND EXCHANGE COMMISSION     ---------------------
                          Washington, D.C. 20549           OMB Number: 3235-0145
                                                           ---------------------
                                SCHEDULE 13G               Expires: November 30,
                                                             1999
                 Under the Securities Exchange Act of 1934 ---------------------
                          (Amendment No.       )*          Estimated average
                                         ------            burden hour per
                                                           response.  14.9
                        ENTERTAINMENT BOULEVARD, INC.      ---------------------
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  COMMON
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 29381A105
                     ----------------------------------
                              (CUSIP Number)

                                  12-8-99
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                              Page 1 of 5 pages

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CUSIP No. 29381A105
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     WILFRED L. VON DER AHE, JR.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       802,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    802,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     802,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------




                              Page 2 of 5 pages

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Statement filed pursuant to Rule 240.13d-1(c)

ITEM 1.

    (a)   Name of Issuer
          ENTERTAINMENT BOULEVARD INC.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          12910 CULVER BLVD. SUITE I, LOS ANGELES, CA 90066
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          WILFRED L. VON DER AHE, JR.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          2964 TRIANGLE ROAD, MARIPOSA, CA 95338
          ---------------------------------------------------------------------
    (c)   Citizenship
          USA
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          COMMON
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          29381A105
          ---------------------------------------------------------------------

ITEM 3.  N/A


                              Page 3 of 5 pages

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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        802,000
    ---------------------------------------------------------------------------

    (b) Percent of class:
        6.4%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              802,000
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              none
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              802,000
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of none
              -----------------------------------------------------------------


ITEM 5.  N/A


ITEM 6.  N/A


ITEM 7.  N/A


ITEM 8.  N/A


ITEM 9.  N/A


                              Page 4 of 5 pages
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ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   December 18, 1999
                                       ----------------------------------------
                                                         Date

                                            /s/ WILFRED L. VON DER AHE, JR.
                                       ----------------------------------------
                                                      Signature

                                            /s/ WILFRED L. VON DER AHE, JR.
                                       ----------------------------------------
                                                      Name/Title


                              Page 5 of 5 pages